EXHIBIT 99.1

DHI Group Announces New $8 Million Stock Repurchase Program

CENTENNIAL, Colo, February 11, 2021 – DHI Group, Inc. (NYSE: DHX) today announced that its Board of Directors has authorized a stock repurchase program that permits the purchase of up to $8 million of the Company’s common stock. This new authorization is currently effective and will be in effect through February 11, 2022. Under the plan, management has discretion in determining the conditions under which shares may be purchased from time to time.

In May 2020, the Board of Directors authorized the purchase of up to $5 million of its common stock. Under this plan, the Company repurchased 2.2 million shares of its common stock on the open market for $5 million, effectively ending the program prior to its original expiry date of May 2021.

“We believe the stock buyback program is recognition of the long-term prospects of the business and the undervalued price of our stock,” said Kevin Bostick, Chief Financial Officer of DHI Group, Inc. “Consistent with our previous programs, we will continue to evaluate investment opportunities in the business against buying back shares.”

Repurchases will be made in accordance with applicable securities laws in the open market, in privately negotiated transactions or through other means. Depending on acquisition opportunities, market conditions and other factors, these repurchases may commence or cease from time to time without prior notice.

Investor Contact
MKR Investor Relations
212-448-4181
ir@dhigroupinc.com

Media Contact
Rachel Ceccarelli
VP of Engagement
212-448-8288
media@dhigroupinc.com

About DHI Group, Inc.
DHI Group, Inc. (NYSE: DHX) is a provider of software products, online tools and services to deliver career marketplaces to candidates and employers globally. DHI's three brands -- Dice, ClearanceJobs and eFinancialCareers — enable recruiters and hiring managers to efficiently search, match and connect with highly skilled technologists in specialized fields, particularly technology, those with active government security clearances and in financial services. Professionals find ideal employment opportunities, relevant job advice and personalized data to best manage their whole technologist life. For 30 years, we have leveraged the latest technology to foster career connections in multiple markets including North America, Europe, the Middle East and the Asia Pacific region. Find out more at www.dhigroupinc.com.